EXHIBIT 99.3

JDA Software Group, Inc.
First Quarter 2003 Earnings Release Conference Call
April 21, 2003 1:45 PM PDST

Jim Armstrong: I’m Jim Armstrong, the Company founder and CEO and with me here today are Hamish Brewer, our President, and Kris Magnuson, Executive Vice President & Chief Financial Officer. Earlier today we announced our final results for the quarter, which were pretty much in line with what we had announced on April 2nd. I will ask Kris to go through the numbers then Hamish and I will both have some comments on the details of the quarter

Kris Magnuson: Before I begin, let me remind everyone that the following discussion will include forward-looking statements, including in our discussion regarding the outlook for 2003. Our actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward statements can be found in our form 10-K for the year ended December 31, 2002.

Consistent with our pre-announcement on April 2, 2002, we reported software license revenues of $7.7 million, total revenues of $41.3 million and a GAAP loss of $2.2 million or $0.08 per share. Excluding amortization of intangibles ($1.8 million) and relocation charges to consolidate our development and support activities in Scottsdale ($681,000), we reported an adjusted non-GAAP quarterly loss of $637,000 or $0.02 per share.

Total revenues declined by $12 million sequentially and we incurred an adjusted non-GAAP operating loss of $1.5 million in Q1’03 compared to an adjusted non-GAAP operating profit of $4.5 million in Q4’02. The decline in revenues in Q1 was mitigated by the cost reductions put into effect through the CVP reorganization in November 2002 and lower incentive comp. Q4’02 included full incentive compensation of $5.2 million compared to $1.1 million in Q1’03 due to the significant revenue shortage versus our internal targets.

Total revenues decreased in Q1 compared to Q4 due to decreases in software licenses and service revenues of 57% and 13%, respectively. Maintenance revenues increased 5% to $16.4 million due to increases in the install base.

Software license sales declined during the quarter due to a significant fall off in closure rates during the second half of March. Both Europe and the Americas were off significantly compared to Q4 and Q1 in the prior year. Resistance to signing up for large capital commitments appeared to increase and we closed no large deals ($1 million of greater) during the quarter compared to four and three in Q1 and Q4 of 2002, respectively.

Overall, we signed 30 non-Intactix deals in Q1’03 compared to 53 in Q4’02. Our ASP was $262,000 and 68% of our software sales for the quarter was from our install base.

Service revenues decreased 13% or $2.5 million compared to Q4’02. CSG utilization dropped to 26% in January in part due to the team meetings and education programs conducted to roll-out the CVP program to our implementation forces. February was slightly better and we exited March with utilization back in the low 40’s. Service margins were 9% in Q1 compared to 10% in Q4 ’02 due to the low utilization.

Total operating costs decreased $3.5 million or 13% sequentially in the first quarter due primarily to the reductions in headcount that we put in place in November 2002. We ended the quarter with 1220 employees compared to 1235 at the end of Q4 and to an average headcount of 1314 during Q4 2002. Overall, our program to achieve $10 million to $12 million of savings in infrastructure costs in 2003 has been effective. We believe this will allow us to get back to acceptable levels of profitability during these tough economic times.

We incurred $681,000 in relocation costs to consolidate our development and support activities at our corporate HQ in Scottsdale. In the last 2 quarters we have relocated 31 people. We expect to relocate 25 more in the next 3 to 6 months and have put 38 people on temporary retention programs to complete our transition. We expect to incur another $900,000 to $1.1 million in relocation costs over the next 2 quarters.

Cash flow was one positive metric for the quarter. We ended the quarter with nearly $106 million in cash and marketable securities compared to $102 million at the end of last quarter. During the quarter, we spent $3.2 million cash on capex (primarily computer equipment and software) and bought 75,000 shares of JDA stock in the open market for $757,000. The exercise of stock options and employee stock purchase plan purchases by employees provided $2.3 million in cash flow to the company during the first quarter.

Strong A/R collections and an increase in deferred revenue more than offset the cash outflow from the reductions in accrued incentive comp and increases in prepaid insurance and other current assets that we typically experience in the first quarter and we generated $5.1 million positive cash flow from operations during the first quarter.

Our DSOs were 81 days, compared to 79 at the end of last quarter, and 96 at the end of Q1 last year. A/R collection continues to be an area of focus for the company during these tentative economic times, keeping our net DSOs down below 90 days.

Now I’ll turn the floor back over to Jim.

Jim Armstrong: As you can see from the results, this was a very disappointing quarter financially. There were a number of situations that impacted us. First, weak economic conditions, including our own customers’ poor sales, continue to impact decisions on expenditures, especially large capital outlays. This was consistent across all of our product lines as well as all of our geographies. Secondly, our Customer Value Program, as anticipated, has had an impact on our revenues, especially our consulting services revenues, as the entire organization became involved in the rollout of the program across the company. This reorganization has also caused some disruption in our Sales force. We believe that, for the most part, this negative impact is behind us, and that the resultant improvements in our organizational structure will have a positive impact on the relationships we have with our clients going forward. Some evidence of early success with the program is that we have had very strong cash collections in spite of weak sales. Thirdly, we normally close a large percentage of our software licenses in the last few weeks of the quarter, which as you know, coincided with the outbreak of war, which was certainly not helpful to our close rates.

While we are still early into our second quarter to provide any outlook, and keeping in mind that it is our practice to avoid quantifying that outlook, we can say that we are confident that some of the conditions that impacted our results in the first quarter should not have the same impact in the second. We have had a number of successful competitive wins where our products have been selected for implementation, but the business was not closed in time for the end of the last quarter. We can’t quantify it beyond that, but we believe that our software licenses should rebound this quarter.

In spite of the gloomy economy, we are very pleased with the registration, to date, for our 13th annual Users Group Convention, Focus 2003, which will be held in Orlando May 4-7. With just under two weeks to go, our registrations are already at last years levels, which, given the economy, we are very pleased with.

I will now turn it over to Hamish to provide his views on the quarter.

Hamish Brewer: Thanks Jim. I’d like to address two questions with regard to our performance:

•	What is causing the poor performance and

•	What is the outlook

With regard to the first question, it is our belief that the results we saw in the first quarter are primarily attributable to the economy and secondarily attributable to the disruption created by our Customer Value Program reorganization.

First of all I’d like to address the internal disruption caused by the Customer Value Program, or CVP.

We implemented most of the changes initially planned under CVP at the beginning of January this year. Specifically, we have realigned our sales and services associates into one group called the Customer Solutions Group and changed their compensation plans to ensure that all of our associates in this group are measured and rewarded based upon common goals. In parallel with this reorganization, we have substantially increased our investment in training for our people in order to drive up our cross-selling and back-selling revenues. We trained more than 480 people in the first quarter and this training has reduced available billable time and has impacted services revenues.

These changes, combined with on-going soft demand for large transaction system projects have driven utilization in our consulting business to historically low levels. The services utilization rates increased each month during the first quarter, and this trend reflects the gradual elimination of the disruption of CVP, however, the lack of large transaction system projects continues to depress overall services revenues.

So to summarize, we think that we have the worst of the CVP disruption behind us, but we do not expect to get to historical utilization rates within the Customer Solutions Group until the second half of this year at the earliest, and even then, this improvement will depend upon improved software performance.

With regard to software performance, I’d like to further discuss the economic issues. Poor performance in the retail industry has led to substantially increased scrutiny regarding expenditure on technology, in particular, longer term or infrastructure projects have been negatively impacted. This environment is making decision making highly susceptible to deferrals and deferrals remain our most significant license revenue issue today – primarily caused, as I said, by economic factors.

I can support this position with some data. In the last four quarters, JDA has closed 15 merchandising systems deals, 8 planning deals, 28 replenishment deals and 12 point of sale deals – so that’s a total of 63 major pieces of business and these numbers do not include the hundreds of smaller deals and upgrades that we closed and, in addition, they do not consider space management – which provided over 158 new customers to JDA over the same period.

While, of course, we have lost some deals to competitors, their win rates remain at a fraction of JDA’s. Retek continues to be our only significant competitor. Over the same time period as we won 15 merchandising deals, we lost 7 to Retek.

So our products are clearly competitive, we are delivering more deals than any of our competitors, and yet our results are down – this is why we can only conclude that we have been, and continue to be, subject to an overall downturn which is creating lumpy license sales performance; good in the fourth quarter of 2002 and bad in the first quarter this year.

That brings me onto the outlook. As Jim said, we do not anticipate that the low software performance of the first quarter will be repeated in the second quarter. We have won a number of deals against Retek and other competitors which did not close during the first quarter, but which we fully expect to close during this and the coming quarters – however, getting back to the economic issue, due diligence is at an all-time high and our new customers are dotting every "i" and crossing every "t" before actually signing on the dotted line. We are seeing the same due diligence being applied to our competitors and historically this has been a problem for them – so we look forward to the final outcome of some of the decisions that have gone in their favor so far.

Overall, our pipeline of deals has the same profile as the past few quarters, i.e. largely populated with short term quick win projects and heavily focused on the traditional ROI strong-holds of planning, forecasting and replenishment. In addition, we are seeing some upturn regarding POS systems, although the uncertainty in the market regarding the next generation products is delaying decisions. We expect to release the first generally available version of our Portfolio POS product during this second quarter and that should start to pave the way for unlocking some decision processes.

With that summary, I’d like to hand back to Jim.

Jim Armstrong: Thank you, Hamish. And I’d now like to ask the operator to open it up for questions.